Exhibit 10.40

SECOND AMENDMENT TO CHANGE OF CONTROL AGREEMENT

THIS SECOND AMENDMENT (the “Amendment”) amends the Change of Control Agreement (the “Agreement”) entered into as of October 25, 2006, by and between Pennichuck Corporation (the “Corporation”), a New Hampshire corporation with principal offices at 25 Manchester St., Merrimack, New Hampshire and Bonalyn J. Hartley (“Employee”), of Merrimack, New Hampshire.

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the Corporation and Employee hereby amend the Agreement as follows:

1.

Article 4 of the Agreement is amended by adding the following new provisions at the end, to read as follows:

It is the parties’ intent that any payment required under this Agreement constitute a payment on account of a change in ownership or effective control of the Corporation for purposes of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent that any payment or other thing of value constitutes deferred compensation subject to said Section 409A.  Notwithstanding the foregoing, if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time his or her employment terminates, and the lump sum payment to which he or she is entitled under this Agreement is treated as being made on account of separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code, such payment shall be paid to the Employee pursuant to this Article 4 on the first business day of the seventh month commencing after the month during which his or her employment terminates; provided however that if such payment is due to involuntary separation from service within the meaning of Treasury Regulation Sections 1.409A-1(b)(9)(iii) and 1.409A-1(n):

“(i)

The Employee shall be entitled to receive the benefit provided in this Article 4, regardless of his or her status as a “specified employee,” to the extent the total amount of such payment does not exceed two times the lesser of (x) the sum of the Employee’s annualized compensation based on the annual rate of pay for services provided to the Corporation for the taxable year of the Employee preceding the taxable year of the Employee in which the Employee’s employment terminates (adjusted for any increase during that year that was expected to continue indefinitely if the Employee’s employment had not been terminated), or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee’s employment is terminated; and

“(ii)

Any portion of the lump sum benefit payable under this Article 4 that is in excess of the amount described in subsection (i) shall be paid to the Employee on the first business day of the seventh month commencing after the month during which his or her employment terminates.

2.

Article 10 of the Agreement is further amended by adding new Section 10.11, to read as follows:

10.11

Interpretation Under Section 409A; Failure to Comply with Section 409A.  It is the intent of the parties that the provisions of this Agreement and all amounts payable to the Employee hereunder meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payments, and the Agreement shall be interpreted and construed in a manner consistent with such intent.  Notwithstanding the foregoing, the Executive acknowledges and agrees that the Executive shall be solely responsible for all taxes, interest, costs or other liability associated with any failure to satisfy the applicable requirements of Section 409A of the Code with respect to this Agreement, and the Executive expressly waives and releases all claims and rights against the Corporation and its affiliates, successors and assigns, and each and all of their respective shareholders, directors, employees and other service providers, arising out of or relating to any such liability.

3.

Ratification.  The Agreement, as amended hereby, is ratified and confirmed in all other respects and shall remain in full force and effect.

THIS SECOND AMENDMENT TO CHANGE OF CONTROL AGREEMENT is executed as of the 13th Day of November, 2007 by:

WITNESS	CORPORATION:
Pennichuck Corporation

/s/ Kristi K. Forrest	By:	/s/ Duane C. Montopoli
Print Name:		Duane C. Montopoli
Kristi K. Forrest		Its President and Chief Executive Officer

WITNESS	EMPLOYEE:
/s/ Steven J. Densberger	/s/ Bonalyn J. Hartley
Print Name:	Print Name:
Steven J. Densberger	Bonalyn J. Hartley

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